BA

TAKE OWNERSHIP!

THE BANKAMERICA GLOBAL
STOCK OPTION PROGRAM

     As adopted August 5, 1996 and
     amended through May 18, 1998




     TAKE OWNERSHIP!
     THE BANKAMERICA GLOBAL STOCK OPTION PROGRAM

     TABLE OF CONTENTS
     PAGE


ARTICLE I      1
1.1  BACKGROUND OF PLAN  1
1.2  PURPOSE OF THE PLAN 1
1.3  DEFINITIONS    1
1.4  EFFECTIVE DATE AND TERM OF PLAN    4

ARTICLE II     6
2.1  AWARD OF OPTIONS    6
2.2  ELIGIBLE EMPLOYEES  6
2.3  NUMBER OF OPTION SHARES AWARDED    6
2.4  OPTION PROVISIONS   6
2.5  EXERCISE AFTER TERMINATION OF EMPLOYMENT OTHER THAN
RETIREMENT OR DEATH 8
2.6  EXERCISE AFTER RETIREMENT OR DEATH 9
2.7  TERMINATION INVOLVING GROSS MISCONDUCT  9
2.8  OPTION STATEMENTS   9
2.9  EXERCISE OF OPTION  9

ARTICLE III    11
3.1  APPLICABILITY  11
3.2  SCHEDULE OF COUNTRIES WHERE AWARDS ARE FEASIBLE   11
3.3  TERMS OF OPTION AND SAR  11
3.4  STOCK APPRECIATION RIGHTS     11
3.5  SPECIAL TERMS  11
3.6  NO ACQUIRED RIGHTS  12

ARTICLE IV     13
4.1  SOURCE OF SHARES    13
4.2  DILUTION AND OTHER ADJUSTMENTS     13
4.3  GENERAL RESTRICTION 13
4.4  RIGHTS AS SHAREHOLDER    13

ARTICLE V 15
5.1  AMENDMENTS OF PLAN  15
5.2  PLAN ADMINISTRATOR  15
5.3  WITHHOLDING TAXES   15
5.4  NON-ASSIGNABILITY   15
5.5  NO RIGHT TO EMPLOYMENT   15
5.6  ENTIRE PLAN    15
5.7  GOVERNING LAW  16



     TAKE OWNERSHIP!
     THE BANKAMERICA GLOBAL STOCK OPTION PROGRAM

     ARTICLE I

     GENERAL

     1.1 BACKGROUND OF PLAN. BankAmerica Corporation ("BankAmerica") hereby establishes Take Ownership! The BankAmerica Global Stock Option Program (the "Plan"). The Plan provides for the grant of stock options on BankAmerica's Common Stock, and for the grant of stock appreciation rights in certain countries, to Eligible Employees of the Company, as such terms are defined below.

     1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to provide Eligible Employees of the Company with a contingent financial incentive based on BankAmerica's Common Stock in order to create a culture of ownership and excellence among all Employees, to focus Employee attention on the price of the Common Stock in order to increase teamwork and customer service, to recognize the contributions of Employees to BankAmerica's performance, and as an aid in attracting and retaining quality Employees.

     1.3 DEFINITIONS. The following terms, when written with initial capital letters, will have the meanings stated below. Unless the context plainly indicates otherwise, words in any gender include the other genders and the singular includes the plural and vice versa:

          (a) AWARD means a grant of an Option or SAR under the Plan.

          (b)  BANKAMERICA means BankAmerica Corporation, a
Delaware corporation.

          (c)  BOARD means the Board of Directors of BankAmerica.

          (d) CHANGE IN CONTROL means that one of the following events has occurred:

               (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of BankAmerica (the "Outstanding BankAmerica Common Stock") or
(ii)the combined voting power of the then outstanding voting securities of BankAmerica entitled to vote generally in the election of directors (the "Outstanding BankAmerica Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from BankAmerica
(B) any acquisition by BankAmerica, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below.

               (ii)  Individuals who, as of August 5, 1996,
constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to August 5, 1996 whose election, or nomination for election by BankAmerica's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

               (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of BankAmerica or its principal Subsidiary (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding BankAmerica Common Stock and Outstanding BankAmerica Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns BankAmerica or all or substantially all of BankAmerica's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding BankAmerica Common Stock and Outstanding BankAmerica Voting Securities, as the case may be, (provided, however, that, for the purposes of this clause (A), any shares of common stock or voting securities of such resulting corporation received by such beneficial owners in such Business Combination other than as the result of such beneficial owners' ownership of Outstanding BankAmerica Common Stock or Outstanding BankAmerica Voting Securities immediately prior to such Business Combination shall not be considered to be owned by such beneficial owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting corporation), (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation unless such Person owned 20% or more of the Outstanding BankAmerica Common Stock or Outstanding BankAmerica Voting Securities immediately prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board (or, in the case of BankAmerica's principal Subsidiary, the corresponding board of directors) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

               (iv) Approval by the shareholders of BankAmerica of a complete liquidation or dissolution of BankAmerica.

          (e) COMMON STOCK means shares of BankAmerica's common stock, $1.5625 par value per share.


          (f) COMPANY means BankAmerica and its Subsidiaries, collectively.

          (g)  ELIGIBLE EMPLOYEE means an Employee described in
Section 2.2.

          (h) EMPLOYEE means a common law employee of the Company who is treated as an employee in the personnel records of the Company. Individuals who are leased from a third party or who are independent contractors are not Employees.

          (i) EXECUTIVE OFFICER means an officer of BankAmerica designated by the Board as an Executive Officer for purposes of the Securities and Exchange Commission reporting and proxy regulations.

          (j) The FAIR MARKET VALUE of a share of Common Stock on any date means the average of the high and low sales prices of a share of Common Stock as reflected in the report of consolidated trading of New York Stock Exchange listed securities for that day (or, if no shares were publicly traded on that day, the immediately preceding day that shares were so traded) published in The Wall Street Journal or in any other publication selected by the Plan Administrator; provided, however, that if Common Stock prices are misquoted or omitted by the selected publication(s), the Plan Administrator shall directly solicit this information from officials of the stock exchanges or from other informed independent market sources. If shares of Common Stock shall not have been publicly traded for more than ten days immediately preceding such date, then the fair market value of a share of Common Stock shall be determined by the Plan Administrator in such manner as he or she may deem appropriate.

          (k)  GRANT DATE means the date selected by the Chief
Executive Officer of BankAmerica from time to time.

          (1) OPTION means an option to purchase shares of the Common Stock as described in Article II of the Plan.

          (m) PARTICIPANT means an Employee or former Employee who holds an Option or SAR or the legal representative or estate of an incapacitated or deceased individual who was a Participant at the time of incapacity or death.

          (n)  PLAN means Take Ownership!  The BankAmerica Global
Stock Option Program, as set forth herein and as amended from time to time.

          (o)  PLAN ADMINISTRATOR means the Personnel Relations
Officer of BankAmerica.

          (p) PLAN BROCHURE means the brochure approved by the Plan Administrator describing the Plan.

          (q) RETIREMENT means an Employee's termination of employment with the Company at age 55 or later under the applicable retirement policy of the Company.

          (r) SAR means a stock appreciation right with respect to shares of the Common Stock as described in Article III of the Plan.

          (s)  SERVICE CENTER means the BankAmerica Employee
Stock Option Plan Service Center, which is a department or Subsidiary of the Company or a third party designated by the Plan
Administrator to provide day-to-day administrative and brokerage services for the Plan.

          (t) SUBSIDIARY means any corporation of which BankAmerica owns, directly or indirectly, eighty percent or more of the voting stock. Solely for purposes of determining when an Employee's employment with the Company ends, Subsidiary shall also include any corporation of which BankAmerica owns, directly or indirectly, twenty percent or more of the voting stock.

          (u)  UNITED STATES means the 50 states, Guam, Puerto
Rico and the Virgin Islands.

     1.4 EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective on October 1, 1996 and Awards may be granted to Eligible Employees on and after that date. Unless the Board shall approve an extension or renewal of the Plan for such additional term as it may determine, no Awards shall be granted after September 30, 1999. However, all Awards granted under the Plan prior to such date shall remain in effect until such Awards shall have been satisfied, terminated, or paid out, or expire, in accordance with the Plan and the terms of such Awards.



     ARTICLE II

     AWARD OF OPTIONS

     2.1 AWARD OF OPTIONS ON GRANT DATE. Each Eligible Employee shall be awarded an Option on each Grant Date, subject to the provisions of the Plan and such other terms and conditions as the Plan Administrator may determine, to purchase the number of shares of Common Stock determined under Section 2.3.

     2.2  ELIGIBLE EMPLOYEES.  Each Employee employed by the
Company on a Grant Date who meets all of the following requirements shall be an Eligible Employee:

          (a)  The Employee is based within the United States.

          (b) The Employee has satisfied the minimum service requirement specified by the Plan Administrator.

          (c)  The Employee is not an Executive Officer.

          (d) The Employee is not employed within a unit, division or subsidiary of the Company or is in a group or class of Employees which the Chief Executive Officer of BankAmerica has determined to be ineligible for the Plan.

     2.3 NUMBER OF OPTION SHARES AWARDED. The Chief Executive Officer of BankAmerica shall determine, for each Grant Date, the number of shares of Common Stock which may be purchased under the Option granted to each Eligible Employee. The Chief Executive Officer of BankAmerica may make such determination based on the impact level or grade of the Eligible Employee, or based on such other factors as he or she deems appropriate. If an Eligible Employee has not been assigned a formal impact level or grade, the Plan Administrator shall determine an appropriate level or grade applicable to the Employee for purposes of the Plan.

     2.4 OPTION PROVISIONS. The following provisions shall apply to each Option:

          (a) OPTION PRICE. The purchase price per share of Common Stock that must be delivered to BankAmerica upon the exercise of an Option shall be 100 percent of the Fair Market Value of a share of Common Stock on the Grant Date of the Option.

          (b) EXPIRATION DATE OF OPTION. Each Option shall expire on the fifth anniversary of the Grant Date of the Option, or, in the event of the Participant's termination of employment, Retirement or death, such earlier date specified in Section 2.5,
2.6 or 2.7. The Company, the Plan Administrator and the Service Center shall have no obligation to notify a Participant or his or her estate or legal representative of the expiration of an Option.

          (c) WHEN OPTION BECOMES EXERCISABLE. Each Option granted to an Employee shall become exercisable as follows:

               (i) One-third of the shares subject to the Option shall become exercisable on the first anniversary of the Grant
Date for the Option, provided the Employee remains in continuous employment with the Company until that date.

               (ii)  An additional one-third of the shares
subject to the Option shall become exercisable on the second anniversary of the Grant Date for the Option, provided the Employee remains in continuous employment with the Company until that date.

               (iii) The remaining shares subject to the Option shall become exercisable on the third anniversary of the Grant
Date for the Option, provided the Employee remains in continuous employment with the Company until that date.

The Plan Administrator shall determine the rounding rules applicable under this section.

          (d) OPTION EXERCISABLE IN FULL UPON RETIREMENT, DEATH OR MEDICAL SEPARATION. Each Option granted to an Employee shall become exercisable in full upon the occurrence of any of the following events, provided the Option was granted 180 days or more prior to the occurrence of the event:

               (i)  The Employee's Retirement.

               (ii)  The Employee's death.

               (iii) The Employee's employment with the Company ends following the expiration of an extended medical absence under the medical separation policy of the Company.

          (e) OPTION EXERCISABLE IN PART UPON TERMINATION DUE TO WORKFORCE REDUCTION, REALIGNMENT OR SIMILAR MEASURE OR DIVESTITURE. Each Option granted to an Employee shall become exercisable to the extent provided below upon the occurrence of any of the following events, provided the Option was granted 180 days or more prior to the occurrence of the event:

               (i) The Employee's employment with the Company ends as a result of a workforce reduction, realignment or similar measure and the Employee either: (A) receives severance pay under the Employee Transition Program (or any successor program) upon termination of employment, or (B) is determined by the Employee's employer to have been affected by such a measure and receives benefits upon termination of employment similar to benefits under the Employee Transition Program and executes a release acceptable to the Company. Upon termination of an Employee's employment under the circumstances described in the preceding sentence, each Option shall become exercisable under the more favorable alternative to the Employee: (A) to the extent the Option would have become exercisable during the period for which the Employee receives severance pay (calculated as if the employee elected biweekly payments) had the Employee's employment continued during such period, or (B) to the extent the Option would have become exercisable on the May 19 or November 18 after employment ends, whichever first occurs, had the Employee's employment continued until such date.

               (ii) The Employee's employment with the Company ends as a result of a sale of assets of the Company or the stock of a subsidiary owned by the Company, provided that the Employee is notified in writing by an authorized officer of the Company that the termination is as a result of such sale. Upon termination of an Employee's employment under the circumstances described in the preceding sentence, each Option shall become exercisable to the extent the Option would have become exercisable on the May 19 or November 18 after employment ends, whichever first occurs, had the Employee's employment continued until such date.

               (iii) The Employee's employment with the Company ends on or after November 18, 1997 as a result of a workforce reduction, realignment or similar measure and the employee is not eligible to receive severance pay, provided that the Employee is notified in writing by an authorized officer of the Company that the termination is as a result of such action. Upon termination of an Employee's employment under the circumstances described in the preceding sentence, each Option shall become exercisable to the extent the Option would become exercisable on the May 19 or November 18 after employment ends, whichever first occurs, had the Employee's employment continued until such date.

          (f) OPTION EXERCISABLE IN FULL UPON CHANGE IN CONTROL. Each Option granted to an Employee shall become exercisable in full upon the occurrence of a Change in Control. Notwithstanding the preceding sentence, this Section 2.4(f) shall not apply, with respect to the consummation of the merger between BankAmerica and NationsBank (DE) pursuant to the Agreement and Plan of Reorganization, dated as of April 10, 1998, between BankAmerica and NationsBank Corporation, to any Award made on or after March 27, 1998.

     2.5 EXERCISE AFTER TERMINATION OF EMPLOYMENT OTHER THAN RETIREMENT OR DEATH. Upon termination of an Employee's employment with the Company for any reason, other than termination on account of Retirement, death, or gross misconduct, each Option which is then exercisable shall remain exercisable for a period of 90 calendar days following the last day of employment, but not to exceed the fifth anniversary of the Grant Date of the Option. The Option shall be cancelled immediately upon the expiration of such period. Termination of employment is also deemed to occur upon a change in ownership of the Participant's employer such that the Participant's employer ceases to be BankAmerica or one of its Subsidiaries.

     2.6 EXERCISE AFTER RETIREMENT OR DEATH. Upon an Employee's Retirement or death, each Option shall remain exercisable for a period of one year following the date of the Employee's Retirement or death, but not to exceed the fifth anniversary of the Grant Date of the Option. The Option shall be cancelled immediately upon the expiration of such period.

     2.7 TERMINATION INVOLVING GROSS MISCONDUCT. If an Employee is terminated for cause for gross misconduct, each Option granted to such Employee shall be immediately cancelled upon such termination of employment. Gross misconduct includes, but is not limited to, acts of dishonesty, such as theft, embezzlement, and falsification of the Company's records with intent to deceive; breach of trust; knowing violation of rules established by the Company; and any crime determined by the Company to result in termination of employment.

     2.8 OPTION STATEMENTS. Each grant of an Option shall be evidenced by a written Option Statement in such form as the Plan Administrator may from time to time determine. Each Option Statement shall specify the number of shares of Common Stock subject to the Option, the Option price and such other information as the Plan Administrator shall determine.

     2.9 EXERCISE OF OPTION. A Participant may exercise some or all of the shares then exercisable under an Option. The Plan Administrator may establish procedures (including procedures restricting the frequency of exercise) governing the exercise of Options which shall be set forth in the Plan Brochure. In general, subject to such specific provisions, a Participant shall exercise an Option as follows:

          (a) The Participant shall submit an Option exercise request to the Service Center specifying the Option and number of shares being exercised. The exercise request shall also specify which of the following types of exercise the Participant is making:

               (i)  A regular Option exercise.

               (ii) An Option exercise and sale of all shares being purchased through the Option exercise.

               (iii) An Option exercise and sale of sufficient shares to cover the Option price (and applicable withholding taxes and transaction fee) of the shares being purchased through the Option exercise, with the remainder of the shares to be issued to the Participant.

          (b) If the Participant requests a regular Option exercise, the Participant shall deliver the full Option price in cash (together with an amount to pay applicable withholding taxes, if elected by the Participant) to the Service Center at the time of exercise. The Service Center shall immediately transfer such funds to BankAmerica. As soon as practical thereafter, the applicable number of shares of Common Stock (less any shares deducted under Section 5.3 to pay withholding taxes) shall be delivered to the Participant.

          (c) If the Participant requests an Option exercise and sale of shares, the Service Center shall sell the applicable number of shares as soon as practical following receipt of such request and, upon settlement of the trade, transfer to BankAmerica an amount equal to the Option price for the shares being purchased through the Option exercise. As soon as practical thereafter, the proceeds from the sale or the shares of Common Stock (less applicable withholding taxes and transaction fee) shall be delivered to the Participant.



     ARTICLE III

     NON-U.S. EMPLOYEES

     3.1  APPLICABILITY.  This Article III shall apply to each
Employee who would qualify as an Eligible Employee, except for the fact that the Employee does not meet the requirements of
Section 2.2(a).

     3.2 SCHEDULE OF COUNTRIES WHERE AWARDS ARE FEASIBLE. The Plan Administrator shall determine, in his or her sole discretion, whether it is feasible under local law, custom and practice to grant Awards under the Plan to Employees described in
Section 3.1 in each country outside the United States on each Grant Date. The Plan Administrator shall approve a schedule specifying by country whether an Option or SAR is to be granted under this Article. The schedule may differentiate among classes of Employees (including international assignees) and locations within a country.

     3.3 TERMS OF OPTION AND SAR. If the Plan Administrator has determined on the schedule described in Section 3.2 that it is feasible to grant an Option or SAR at a location for a Grant Date, each Employee under this Article specified in the schedule shall be granted an Option or SAR, as applicable, on such Grant Date. Each such Option shall be granted under and shall be subject to the terms in Article II, other than 2.4(e), as though the Employee were an Eligible Employee, except for such modifications or additional terms and conditions as the Plan Administrator deems appropriate under Section 3.5. Each SAR shall be subject to Section 3.4.

     3.4 STOCK APPRECIATION RIGHTS. An SAR shall confer on the holder a right to receive payment (the "SAR Value"), upon exercise, equal to the excess of (i) the Fair Market Value of one share of Common Stock on the date of exercise over (ii) the exercise price of the SAR, which shall be equal to the Fair Market Value of one share of Common Stock on the Grant Date of the SAR. SARs may be settled in Common Stock or cash as determined by the Plan Administrator. Each SAR shall be subject to Sections 2.4 (except for 2.4(a) and 2.4(e)) through 2.8, as though the reference to the term "Option" in such section were a reference to the term "SAR," except for such modifications or additional terms and conditions as the Plan Administrator deems appropriate under Section 3.5. The Participant shall exercise an SAR by submitting an SAR exercise request to the Service Center in the same manner as a request for an Option exercise and sale of all shares being exercised.

     3.5 SPECIAL TERMS. In order to facilitate the making of any Award under this Article III, the Plan Administrator may provide for such modifications and additional terms and conditions ("special terms") in Awards to Participants who are employed by the Company outside the United States (or who are foreign nationals temporarily within the United States) as the Plan Administrator may consider necessary or appropriate to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The special terms may provide that the grant of an Award is subject to (a) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (b) the execution by the Participant and return to the Service Center of a written instrument in the form specified by the Plan Administrator, and that in the event such conditions are not satisfied, the grant shall be void. The special terms may also provide that an Award shall become exercisable if an Employee's employment with the Company ends as a result of workforce reduction, realignment or similar measure and the Plan Administrator may designate a person or persons to make such determination for a location. The Plan Administrator may approve such appendices or supplements to or amendments, restatements, or alternative versions of the Plan as he or she may consider necessary or appropriate for purposes of implementing any special terms, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Board.

     3.6 NO ACQUIRED RIGHTS. No individual in any country shall have any right to receive an Award, except as expressly provided for under the Plan. All Awards made at any time are subject to the prior approval of the Chief Executive Officer of BankAmerica.



     ARTICLE IV

     CERTAIN FINANCIAL PROVISIONS

     4.1 SOURCE OF SHARES. Shares of Common Stock delivered under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, as determined by the Chief Financial Officer of BankAmerica from time to time.

     4.2 DILUTION AND OTHER ADJUSTMENTS. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of BankAmerica, issuance of warrants or other rights to purchase shares of Common Stock or other securities of BankAmerica, or other similar corporate transaction or event, affects the Common Stock, such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then (a) the number and type of shares of Common Stock which thereafter may be made the subject of Awards, (b) the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and (c) the grant, purchase or exercise price with respect to any Award (or, if deemed appropriate, provision for a cash payment to the holder of an outstanding Award) shall be adjusted by the Chief Financial Officer of BankAmerica in the same manner as any similar adjustment then made under the BankAmerica Corporation 1992 Management Stock Plan, or if applicable, under the successor to such plan, provided that the number of shares of Common Stock subject to any Award denominated in shares of Common Stock shall always be a whole number.

     4.3 GENERAL RESTRICTION. Each Award under the Plan shall be subject to the requirement that, if at any time the Plan Administrator shall determine that (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state, Federal or foreign law, (b) the consent or approval of any government regulatory body, or (c) an agreement by a Participant with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the making of an Award or the issue, delivery or purchase of shares of Common Stock thereunder, then such Award shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Plan Administrator.

     4.4 RIGHTS AS SHAREHOLDER. No Participant shall have rights as a shareholder with respect to any Award unless and until the shares of Common Stock subject to such Award are registered in the name of the individual.



     ARTICLE V

     OTHER PROVISIONS

     5.1 AMENDMENTS OF PLAN. BankAmerica may, at any time and from time to time, modify, amend, suspend or terminate the Plan in any respect by action of the Board or by an instrument in writing executed by an officer of BankAmerica duly authorized by the Board. Notwithstanding the above, however, no modification, amendment, suspension or termination of the Plan shall adversely affect a Participant's rights to an Award previously made, except with his or her consent.

     5.2 PLAN ADMINISTRATOR. Subject to the provisions of the Plan, the Plan Administrator shall have the power, authority, and sole discretion to construe, interpret and administer the Plan. The Plan Administrator's decisions construing, interpreting and administering the Plan shall be conclusive and binding on all parties.

     5.3 WITHHOLDING TAXES. The Company shall have the right to deduct from the proceeds of any exercise of an Award, including the delivery of shares, an amount sufficient to cover withholding required by law for any federal, state or local taxes or to take such other action as may be necessary to satisfy any such withholding obligations. Where shares are used to satisfy required tax withholding, such shares shall be valued at the Fair Market Value as of the exercise date of the applicable Award.

     5.4 NON-ASSIGNABILITY. No Participant shall have the right to sell, alienate, assign, encumber, hypothecate or pledge his or her interest in any Award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest prior to payment thereof shall be void.

     Notwithstanding anything contained in this Section 5.4, the Company shall have the right to offset from the exercise of any Award any amounts due and owing from the Participant to the extent permitted by law.

     5.5 NO RIGHT TO EMPLOYMENT. Nothing in the Plan, Plan Brochure, Option Statement, or any other document relating to the Plan shall confer upon any Participant the right to continue in the employment of the Company, nor affect any right which the Company may have to terminate the employment of such person.

     5.6 ENTIRE PLAN. This document is a complete statement of the Plan. As of its effective date this document supersedes all prior plans, representations and proposals, written or oral, relating to its subject matter. The Company shall not be bound by or liable to any person for any representation, promise or inducement made by any employee or agent of it which is not embodied in this document or in any authorized written amendment to the Plan.

     5.7 GOVERNING LAW. The Plan shall be construed and enforced in accordance with California law.